Conmed Healthcare Management, Inc. Announces New $18 Million Contract with City of Chesapeake, Virginia, Sheriff’s Office Jail

Five-year full-service contract expected to contribute $3.6 million annually, beginning April 16, 2008

HANOVER, Md.--(BUSINESS WIRE)—March 25, 2008--Conmed Healthcare Management, Inc. (OTCBB: CMHM), a leading full-service provider of correctional facility healthcare services, today announced it has been awarded a five-year medical services agreement with the City of Chesapeake, Virginia’s Sheriff’s Office Jail. This new contract, valued at over $18 million and awarded to Conmed through Chesapeake’s process of competitive proposal evaluation, is expected to generate $3.6 million per year in revenue for Conmed, and provides for additional per diem rates as per potential escalations in the inmate populations. After the initial year of the contract, rates for subsequent years are subject to potential annual increases and adjustments based on the Medical Services CPI limited to a maximum of 4% during the first two years of the contract.

Under terms of the agreement, Conmed will provide comprehensive medical services that include staffing of nurses, physicians, and clerical personnel, dental services, mental and behavioral health services, ancillary services such as laboratory and diagnostic x-ray, as well as pharmacy services. In addition, Conmed will also provide offsite specialist and hospital services, subject to contractual limits and contingencies as defined by the contract

Dr. Richard W. Turner, President and Chief Executive Officer of Conmed, commented, "“We are proud to have been selected as the new medical services provider for the City of Chesapeake Sheriff’s Office Jail and I believe that their decision reflects the effect of the reputation we have earned for delivering quality, reliability and value for municipalities and their inmate populations. The acquisition of this significant new account in Eastern Virginia demonstrates our ability to successfully compete for full-services healthcare management programs in larger county facilities. This contract fits perfectly with our target market expansion strategy and also provides us with the opportunity to showcase our capabilities to other potential clients in the region. The City of Chesapeake’s Sheriff’s Department is renowned for its professionalism and pride in the quality of all of its activities, and we look forward to the privilege of working with them.”

The City of Chesapeake Sheriff’s Office Jail has a current inmate population of approximately 1,100 inmates and the population is anticipated to expand to approximately 1,400 or more inmates during the term of the contract. Located within 20 minutes from the oceanfront, 15 minutes from downtown Norfolk, and 45 minutes from Colonial Williamsburg and the Outer Banks of North Carolina, Chesapeake is consistently ranked by the FBI as one of the five safest cities of its size in the country. Its population, in the most-recent census, was approximately 218,000.

About Conmed

Conmed has provided correctional healthcare services since 1984, beginning in the state of Maryland, and currently services detention centers and correctional facilities in twenty-three counties in five states, including Maryland, Virginia, Kansas, Oregon and Washington. Conmed's services have expanded to include mental health, pharmacy and out-of-facility healthcare services.

Forward Looking Statements

This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the company's plans, objectives, expectations and intentions; and (ii) other statements identified by words such as "may", "could", "would", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans" or similar expressions. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties including those contained in its public filings. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the company's control including, without limitation, the Company's ability to increase revenue and to continue to obtain contract renewals and extensions.)

Contact:
Conmed Healthcare Management, Inc.
Thomas W. Fry, 301-609-8460
Chief Financial Officer
tfry@conmed-inc.com

Hayden Communications
Brett Maas, 646-536-7331
brett@haydenir.com

Or

Peter Seltzberg, 646-415-8972
peter@haydenir.com